EXHIBIT 99

                        NORWOOD FINANCIAL CORP. ANNOUNCES
                              STOCK REPURCHASE PLAN

HONESDALE, PA - January 10, 2001

         Norwood Financial Corp. (Nasdaq, NWFL) the Holding Company of Wayne Bank announced a repurchase plan for the Company"s stock. Under terms of the plan, Norwood may purchase up to 3% or 50,230 shares of its stock over the next twelve months. The purchases would be made in the open market subject to availability of stock, the terms of the plan and other financial and market conditions. The repurchased stock could offset some of the potentially dilutive effects of the Company"s stock-based benefit plans and would also be available for general corporate use.

         William W. Davis, Jr. President and Chief Executive Officer noted, "We believe that at current levels, the purchase of our own stock is an excellent long-term investment and is a good use of our capital. This is a clear demonstration of the confidence the Board has in Norwood Financial Corp."

         Norwood Financial Corp. through its subsidiary Wayne Bank, operates ten branches and eleven automated teller machines in Northeastern Pennsylvania. At December 31, 2000 the Company had total assets of $326.7 million with loans of $216.5 million, deposits at $253 million and stockholders equity of $31.4 million. The Company"s stock is traded on the Nasdaq National Market under the symbol, NWFL.

CONTACT: Lewis J. Critelli
                  Executive Vice President and
                    Chief Financial Officer
                  NORWOOD FINANCIAL CORP.
                    (570) 253-1455


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